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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO fILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number 0-28292

                             Bank Plus Corporation
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             (Exact name of registrant as specified in its charter)

                            4565 Colorado Boulevard
                             Los Angeles, CA 90039
                                (818) 549-3116
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share

                           12% Senior Notes due 2007
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date:

          Common Stock:         0
                            ------------
          12% Senior Notes: Less than 50
                            ------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bank Plus Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 9, 2002                   By:  /s/ Michael E. Kelly
                                           ---------------------------
                                           Name:  Michael E. Kelly
                                           Title: President